EXHIBIT 15.2

P O Box 621 Krugersdorp 1740 Tel: +27 (011) 954 2756 Fax: +27 (0) 86 624 6027 Email: asgconsult@mweb.co.za

The Board of Directors of

Randgold Resources Limited (the “Company”)

March 28, 2013

Re: Consent

Gentlemen:

I, Shaun Gillespie, do hereby consent to the reference of myself in the Company’s Annual Report on Form 20-F for the year ended December 31, 2012 (the “Annual Report’) to which this consent is an exhibit, to any reference to Mr. Shaun Gillespie under the heading “Experts” in any registration statement into which the Annual Report is incorporated by reference, and to the citation and/or summarization of the reserve statement in the Annual Report as calculated by me for the Morila open pit mineral reserves, the Loulo and Gounkoto open pit mineral reserves and the Tongon open pit mineral reserves

Dated this 28th day of March, 2013.

By: /s/ Shaun Gillespie

Name: Shaun Gillespie

Title: Consultant